UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2025

IMAC Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38797	83-0784691
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3401 Mallory Lane, Suite 100 Franklin, Tennessee	37067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (844) 266-4622

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	BACK	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information provided in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 13, 2025, IMAC Holdings, Inc. (the “Company”) issued a promissory note (the “Busch Note”) to Jeffrey M. Busch, the Chair of the Board of Directors of the Company, in the principal amount of $27,500, for a purchase price from Mr. Busch of $25,000.

Also on March 13, 2025, the Company issued promissory notes (the “March 13 Notes” and together with the Busch Note, the “Notes”) to certain lenders (the “Lenders”) in the aggregate principal amount of $101,500, for an aggregate purchase price from the Lenders of $72,500.

The Notes are unsecured and mature on the earlier of (i) the date of consummation of any offering or offerings, individually or in the aggregate, of securities with gross proceeds of at least $1,000,000, and (ii) November 14, 2025. The Company may prepay any portion of the outstanding principal at any time without penalty.

The Notes include customary representations, warranties and covenants and sets forth certain events of default after which the outstanding principal may be declared immediately due and payable, including certain types of bankruptcy or insolvency events of default involving the Company.

The foregoing description of the Notes is not complete and is qualified in its entirety by reference to the full text of the Busch Note and the March 13 Notes, a copy of each of which is filed herewith as Exhibit 4.1 and Exhibit 4.2, respectively, to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 13, 2025, the Company received written notice (the “Notice”) from The Nasdaq Stock Market (“Nasdaq”) notifying the Company that, because the minimum bid price for its common stock has been below $1.00 per share for 30 consecutive trading days, it no longer complies with the minimum bid price requirement for continued listing on The Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share (the “Minimum Bid Price Requirement”), and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the Minimum Bid Price Requirement exists if the deficiency continues for a period of 30 consecutive business days.

The Notice has no immediate effect on the listing of the Company’s common stock on The Nasdaq Capital Market. Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided an initial compliance period of 180 calendar days, or until September 9, 2025, to regain compliance with the Minimum Bid Price Requirement. During the compliance period, the Company’s shares of common stock will continue to be listed and traded on The Nasdaq Capital Market. To regain compliance, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during the 180 calendar day grace period.

In the event the Company is not in compliance with the Minimum Bid Price Requirement by September 9, 2025, the Company may be afforded a second 180 calendar day grace period. To qualify, the Company would be required to meet the continued listing requirements for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the Minimum Bid Price Requirement. In addition, the Company would be required to provide written notice of its intention to cure the minimum bid price deficiency during this second 180-day compliance period by effecting a reverse stock split, if necessary.

The Company intends to take the necessary steps to regain compliance with Nasdaq’s listing rules as soon as practicable, including, if appropriate, effecting a reverse stock split, which is being submitted to a vote of stockholders at a special meeting scheduled for March 26, 2025.

The Notice is unrelated to the Company’s previously disclosed deficiency relating to Nasdaq’s minimum stockholders’ equity requirement, for which the Company appealed a delisting notice at a hearing before Nasdaq on March 4, 2025 and is awaiting Nasdaq’s decision.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 13, 2025, the Board of Directors (the “Board”) of the Company approved an amendment to the Company’s by-laws (the “By-laws”), effective immediately, to lower the required quorum for any meeting of the stockholders from a majority to one-third (1/3) of the votes if all the issued and outstanding shares of stock entitled to vote at such meeting were present and voted (the “New Quorum Requirement”). Such amendment to the By-laws is attached hereto as Exhibit 3.1.

Item 8.01	Other Events.

On February 11, 2025, the Company filed a definitive proxy statement, as supplemented on March 3, 2025 (the “Proxy Statement”), and related proxy card with the Securities and Exchange Commission in connection with the Company’s special meeting of stockholders to be held on March 26, 2025.

On March 14, 2025, the Company filed a supplement to the Proxy Statement to announce that on March 13, 2025, the Board approved the New Quorum Requirement and that the New Quorum Requirement was applied retroactively to the Special Meeting.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Amendment No. 1 to Bylaws dated March 13, 2025.
4.1	Form of Promissory Note dated March 13, 2025.
4.2	Form of Promissory Note dated March 13, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 14, 2025

IMAC HOLDINGS, INC.

By:	/s/ Faith Zaslavsky
Name:	Faith Zaslavsky
Title:	Chief Executive Officer